Exhibit 99.(a)(1)

This presentation is an update to the presentation given on July 12, 2007.

Recommended cash offer for Alcan by Rio Tinto Creating a global leader in Aluminium 12 July 2007

Cautionary statement IMPORTANT INFORMATION: The offer to purchase all of the issued and outstanding common shares of Alcan (the “Offer”) is being made by RT Canada Acquisition Corp. (the “Offeror”), a wholly-owned indirect subsidiary of Rio Tinto. This presentation is for information purposes only and does not constitute or form part of any offer or invitation to purchase, otherwise acquire, subscribe for, sell, otherwise dispose of or issue, or any solicitation of any offer to sell, otherwise dispose of, issue, purchase, otherwise acquire or subscribe for, any security. The Offer (as the same may be varied or extended in accordance with applicable law) will be made exclusively by means of, and subject to the terms and conditions set out in, the offer and takeover bid circular to be delivered to Alcan and filed with Canadian provincial securities regulators and the United States Securities and Exchange Commission (the “SEC”) and mailed to Alcan shareholders. The release, publication or distribution of this presentation in certain jurisdictions may be restricted by law and therefore persons in such jurisdictions into which this presentation is released, published or distributed should inform themselves about and observe such restrictions. In connection with the Offer, Rio Tinto will be filing with the Canadian securities regulatory authorities and the SEC an offer and takeover bid circular as well as ancillary documents such as a letter of transmittal and a notice of guaranteed delivery and Alcan is expected to file a directors’ circular with respect to the Offer. Rio Tinto will also file with the SEC a Tender Offer statement on Schedule TO (the “Schedule TO”) and Alcan is expected to file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”). SHAREHOLDERS OF ALCAN ARE URGED TO READ THE OFFER AND TAKEOVER BID CIRCULAR (INCLUDING THE LETTER OF TRANSMITTAL AND NOTICE OF GUARANTEED DELIVERY), THE SCHEDULE TO (INCLUDING THE OFFER AND TAKEOVER BID CIRCULAR, LETTER OF TRANSMITTAL AND RELATED TENDER OFFER DOCUMENTS) AND THE SCHEDULE 14D-9 AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE OFFER. The offer and takeover bid circular as well as other materials filed with the Canadian securities regulatory authorities will be available electronically without charge at www.sedar.com. The Schedule TO and the Schedule 14D-9 will be available electronically without charge at the SEC’s website, www.sec.gov, after they have been filed. Materials filed with the SEC or the Canadian securities regulatory authorities may also be obtained without charge at Rio Tinto’s website, www.riotinto.com. While the Offer is being made to all holders of Alcan common shares, this presentation does not constitute an offer or a solicitation in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made in, nor will deposits be accepted in, any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, Rio Tinto may, in its sole discretion, take such action as they may deem necessary to extend the Offer in any such jurisdiction. The Offer will be made to holders in Belgium of shares and/or certificates admitted to trading on Euronext-Brussels (the ‘‘IDRs’’). A Belgian supplement, addressing issues specific to holders of shares and/or IDRs in Belgium (the ‘‘Belgian Supplement’’) is expected to be approved by the Belgian Banking, Finance and Insurance Commission. Once such approval has been obtained, the offer and takeover bid circular can be made available in Belgium to holders of shares and/or IDRs together with the Belgian Supplement. The offer will be made to holders in France of shares admitted to trading on Euronext – Paris. An announcement including the main information relating to the Offer documents will be prepared and released pursuant to article 231-24 of the AMF General Regulation and will contain information relating to how and in which time limit Alcan shareholders residing in France can accept this offer.

Cautionary statement Forward-looking statements This presentation contains statements which constitute “forward-looking statements” about Rio Tinto and Alcan. Such statements include, but are not limited to, statements with regard to the outcome of the proposed Offer, any statements about cost synergies, revenue benefits or integration costs, capacity, future production and grades, projections for sales growth, estimated revenues and reserves, targets for cost savings, the construction cost of new projects, projected capital expenditures, the timing of new projects, future cash flow and debt levels, the outlook for minerals and metals prices, the outlook for economic recovery and trends in the trading environment and may be (but are not necessarily) identified by the use of phrases such as "will", “intend”, “estimate”, "expect", "anticipate", "believe" and "envisage". By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future and may be outside the control of Rio Tinto or Alcan. Actual results and developments may differ materially from those expressed or implied in such statements because of a number of factors, including the outcome of the proposed Offer, revenue benefits and cost synergies being lower than expected, integration costs being higher than expected, levels of demand and market prices, the ability to produce and transport products profitably, the impact of foreign currency exchange rates on market prices and operating costs, operational problems, political uncertainty and economic conditions in relevant areas of the world, the actions of competitors, activities by governmental authorities such as changes in taxation or regulation and such other risk factors identified in Rio Tinto's most recent Annual Report on Form 20-F filed with the SEC or Form 6-Ks furnished to the SEC or Alcan’s most recent periodic and current reports on Form 10-K, 10-Q or 8-K filed with the SEC (as the case may be). Forward-looking statements should, therefore, be construed in light of such risk factors and undue reliance should not be placed on forward-looking statements. Nothing in this presentation should be interpreted to mean that the future earnings per share of Rio Tinto will necessarily match or exceed its historical published earnings per share. Other than in accordance with their legal and regulatory obligations (including, in the case of Rio Tinto, under the UK Listing Rules and the Disclosure and Transparency Rules of the Financial Services Authority), neither Rio Tinto nor Alcan is under any obligation and each of Rio Tinto and Alcan expressly disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Pro Forma Financial Information Pro forma financial amounts for 2006 included in this presentation are derived from the published financial statements of Rio Tinto and Alcan for the year ended 31 December 2006. Alcan prepares its financial statements under United States generally accepted accounting principles (“US GAAP”) and Rio Tinto prepares its financial statements under International Financial Reporting Standards (“IFRS”). US GAAP and IFRS differ in certain significant respects. For the purposes of this presentation, amounts determined under US GAAP and IFRS have been aggregated without any adjustment for differences in accounting policy or application. Accordingly, pro forma information for the combined business prepared on a consistent basis under either US GAAP or under IFRS could differ significantly from the pro forma information presented herein. In addition, to this pro forma information does not constitute “Pro Forma Financial Information” as it is defined in Article 11 of Regulation S-X of the SEC.

Paul Skinner Chairman

A compelling deal Creating a global leader in Aluminium Compelling cash offer to Alcan shareholders Excellent fit with Rio Tinto’s strategy and value focus Strong commitment to Canada and Québec Synergistic combination of assets in Australia

Compelling offer for Alcan shareholders US$ 101 / Alcan common share in cash 65.5 % premium to the all-time high closing share price on 7 May 2007 prior to Alcoa’s offer 32.8% premium to the value of Alcoa’s current offer, based on Alcoa’s closing share price on 11 July 2007 Certainty of full cash value to Alcan shareholders today Support agreement with customary terms and conditions including break fee Fully financed cash offer; no financing condition Offer is unanimously recommended by Alcan Board Alcan board fully endorses Rio Tinto’s Québec Continuity Agreement commitment Closing expected Q4 2007 Attractive Premium Certainty Unanimous Recommendation of Alcan Board Timetable

Tom Albanese Chief Executive Officer

The right transaction The best asset portfolio to capitalise on attractive sector fundamentals Acquisition financials Strong commitment to primary host countries Questions Agenda

 Excellent fit with Rio Tinto’s strategy and value focus Transforms Rio Tinto into an aluminium industry leader with outstanding development opportunities Aluminium sector fundamentals are strong and attractive, driven by China Strategic focus on high quality, low cost, long life assets Alcan upstream asset base is of high quality with a sustainable low cost position Substantial access to long life hydro energy will increase relative competitiveness over time Complements Rio Tinto’s high quality assets and increases commodity diversity Review of Rio Tinto’s overall portfolio following transaction

Strong aluminium demand growth supported by fundamentals Attractive physical properties One of the fastest growing demand profiles 7.7% annual global growth over last four years Wide range of applications at all stages of economic development Use in construction driven by urbanisation in developing countries Development of power infrastructure Increasing penetration of transport sector Shift to consumption in developing economies may benefit consumer packaging and goods Aluminium demand Source: historical data WBMS and CRU, forecast data CRU Aluminium Quarterly Report April 2007 (1) CRU’s forecast data (1) 0% 1% 2% 3% 4% 5% 6% 7% past 30 years past 20 years past 10 years 2007 to 2011 % growth p.a. over period World World excl. China

China’s rising market share has been a key driver % of total world demand Source: WBMS / Brook Hunt / Rio Tinto Iron Ore estimates Photograph of Shanghai skyline 0 10 20 30 40 50 1990 1996 2006 Aluminium Copper Traded iron ore

Path for growth in aluminium consumption Note: Size of bubbles represents size of absolute aluminium consumption in 2006 in respective country Source: 2006 consumption data CRU, population and GDP data Global Insight USA Japan Canada Germany Australia UK Korea China Brazil India France Kg per capita Al consumption 0 5 10 15 20 25 30 35 0 10 20 30 40 50 PPP GDP/capita (thousands US$/person) kg/capita Al consumption

Rising costs to drive aluminium price outlook Smelting cost curve has risen and steepened China dominates 4th cost quartile Source: CRU. Costs are Corporate Operating Costs as defined by CRU Source: CRU Primary Aluminium Costs 2006 edition Columns represent proportion of the 4th (highest) cost quartile by geography Proportion of production (%) 0 20 40 60 80 100 US$/t aluminium (2007 terms) 500 1000 1500 2000 2500 2003 2006 Combined cost position 0% 20% 40% 60% 80% 100% 2000 2003 2006 China USA Europe Other

Alcan’s pre-eminent aluminium smelting assets and technology Sustainable low cost curve position Source: Alcan, CRU 2006 (1) Assumes sale of Vlissingen smelter, closure of Steg smelter and includes Coega and Sohar projects Sustainable cost advantage A high proportion of self-generated energy Long-term, competitively priced energy contracts Proprietary market leading AP technology Proven engineering expertise Geographic and customer diversification 22 smelters(1) on five continents Leadership in smelting technology Existing AP technology has track record of circa 6,000kt of installed production capacity French expertise in R&D Continued leadership in energy efficiency 83% of Alcan 2006 smelting production in 1st and 2nd quartile 3rd Quartile 17% 2nd Quartile 32% 1st Quartile 51%

 Source: Alcan Long term access to hydropower Saguenay River – perpetual Peribonca River – until 2058 Kemano Works – perpetual Increasingly competitive self-generated and long-term energy sources Total owned capacity of 4,370 MW Low carbon footprint Complements Rio Tinto’s climate change and energy strategy Energy equivalent to a long life ore body Alcan smelter energy sources Self generation and long-term contracts provided 92% of 2006 energy requirements Alcan’s excellent hydro power position Short/Medium term contracts 8% Long Term contracts 39% Self generated: Coal 7% Self generated: Hydro 46%

Long life and low cost bauxite and alumina Alcan bauxite and alumina portfolio complements Rio Tinto’s existing world class assets Combination will create the number one bauxite producer Low cost, long life bauxite operations, particularly at Weipa and Guinea Leveraging Weipa’s scale and quality Combined reserves of 1.5 bn tonnes representing over 50 years of current production Large scale alumina refineries with cost reducing expansion potential, e.g. Yarwun Consolidation of interests in existing Australian assets Significant brownfield growth potential in both portfolios Bauxite operations at Weipa, Australia

Bauxite – top 10 (production 2006) (a) Alumina – top 10 (production 2006) (a) Aluminium – top 10 (production 2006) (a) Rusal includes Sual and Glencore assets Source: 2006 attributable production from Brook Hunt, adjusted for merger and acquisition activity Alcoa includes 60% of AWAC, Alumina includes 40% of AWAC (a) Creation of a global aluminium leader Pathway to #1 with Gove and Yarwun expansions 0 15,000 30,000 Rio Tinto Alcan Alcoa UC Rusal BHP Billiton Alumina Ltd Rio Tinto Alcan CVRD Gov of Guinea Nalco Gov of Venezuela (ktpa) 0 6,000 12,000 UC Rusal Alcoa Chalco Rio Tinto Alcan Alcan Alumina BHPB Rio Tinto CVRD Xinfa Al Gov of Venezuela (ktpa) 0 2,500 5,000 Rio Tinto Alcan UC Rusal Alcoa Alcan Hydro Al Chalco BHPB Rio Tinto Dubal Bahraini Gov Century Al (ktpa)

Attractive footprint



Kitimat
Alma
Grande-Baie
Jonquiere
ISAL
Lochaber
Husnes
Lynemouth
Sept-Iles (Alouette)
Lannemezan
Arvida
Anglesey
Dunkerque
Vaudreuil
Shawinigan
Saint-Jean-de-Maurienne
Qingtongxia
Beauharnois
Gardanne
Becancour
Abu Dhabi
Sebree
Laterriere
Conakry
Sohar
Sarawak
Ghana
Guinea refinery
Saudi Arabia
Weipa
Ely
Gove
Porto Trombetas
Madagascar
Yarwun
Awaso
Sao Luis
Edea
Boyne Island
Gladstone
Bell Bay
Coega
Tiwai Point
Tomago
Combined projects
Combined operating assets

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A strong combination of attractive development opportunities



Scale
Leading Technology
World class bauxite reserves
Market intelligence
Sohar Line 1 smelter Oman
AP tech. – 1st Quartile
Alumar refinery Brazil
Kitimat smelter Canada
AP tech. – 1st Quartile
Coega smelter South Africa
AP tech. – 1st Quartile
Adalco smelter Abu Dhabi
AP tech. –1st Quartile
Sarawak smelter Malaysia
AP tech. – 1st Quartile
Ghana and Madagascar options
2008
2009
2010
2011
Weipa mine Australia
ISAL smelter Iceland
AP tech. – 1st Quartile
Yarwun refinery expansion Australia
1st Quartile
Guinea options
Ma'aden Saudi Arabia
Sohar Line 2 smelter Oman
AP tech. – 1st Quartile
Yarwun refinery expansion Australia
Bauxite & Alumina
Primary metal
Integrated facility
Alcan
Rio Tinto

Source: Company information

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Increased commodity diversification Pro forma 2006 EBITDA by business Rio Tinto Alcan Rio Tinto Note: Rio Tinto 2006 EBITDA includes Rio Tinto’s share of equity accounted units. Rio Tinto 2006 audited IFRS financials from 2006 annual report. Alcan 2006 audited US GAAP financials from 2006 10K. Rio Tinto has not assessed the potential impact of adjusting accounting policies of Alcan to those of Rio Tinto (a) Upstream Aluminium defined as Bauxite & Alumina plus Primary Metal. Alcan upstream EBITDA calculated as total Alcan EBITDA less Alcan Packaging and Engineered Products Business Group Profit. Aluminium downstream defined as Engineered Products and Packaging. Source: Company information US$16.5bn US$12.6bn Iron Ore 23% Energy 8% Copper 30% Diamonds and Minerals 7% Downstream Aluminium 7% Upstream Aluminium(a) 25% Iron Ore 30% Energy 11% Diamonds and Minerals 9% Copper 40% Aluminium 10%

Integration and business improvement Rio Tinto Alcan management structure Alcan current CEO becomes CEO of Rio Tinto Alcan Becomes third executive director on Rio Tinto board Reports direct to Rio Tinto CEO Senior Rio Tinto Alcan management drawn from both Groups Integration and Business Improvement Rio Tinto Alcan headquarters in Montreal Montreal to be shared services hub for Canada Business systems integration Improving Performance Together Hub and spoke shared support Leverage synergies and efficiencies

 Shared values Alcan employee at Gove explaining safety environment to Nhulunbuy Primary School Shared values and commitment to sustainable development Alcan and Rio Tinto are both recognised leaders in safety, environmental stewardship and community engagement Similar cultures will facilitate future integration of assets

Dick Evans Alcan President & Chief Executive Officer

A winning combination Creates a new global leader in the aluminium industry with sustainable competitive advantages Attractive cost position due to complementary high quality assets Global scale and presence Strong growth pipeline Clear technology leadership Value creation for Alcan and Rio Tinto shareholders Significant, immediate value to Alcan shareholders Clear path to completion Strong commitment to Québec and Canada Shared focus on maximising shareholder value Shared commitment to the environment, health, safety and sustainability Compelling opportunities for employees of both companies

Guy Elliott Chief Financial Officer

 The offer for Alcan US$101 in cash per Alcan common share Equity value of US$ 38.1 billion; enterprise value of US$ 44.0 billion (1) Earnings per share and cash flow per share are expected to be accretive in first full year of consolidation Value enhancing to Rio Tinto shareholders (1) Comprising equity value of US$ 38.1 billion, net debt of US$ 5.6 billion, preference shares of US$160 million and minority interest of US$ 71 million

 The offer for Alcan Offer conditional on, inter alia: 66 2/3% of Alcan shares tendered Rio Tinto shareholder approval Government and regulatory approvals Other customary conditions; no financing condition Break fee of US$1.05 billion Expense reimbursement US$200 million in certain circumstances On or about 23 July - Post offer document July/ August - Submit necessary regulatory filings September/October - Rio Tinto shareholder EGMs Q4 2007 - Expected closing Expected timetable

Synergies from complementary operations Full run rate achieved in 2010 Avoidance of R&D duplication Operational synergies in northern Australia Optimisation of development pipeline Leveraging Rio Tinto procurement Financial integration benefits Reduced corporate costs Additional benefits: Sharing of best practice Technology position US$600m of annual synergies after tax

 Funding summary Total acquisition facility of US$40 billion fully underwritten by Royal Bank of Scotland, Deutsche Bank, Credit Suisse and Société Générale Rio Tinto’s goal is to maintain a single A rating Post closing de-leveraging through divestment of enlarged Rio Tinto Group non-core assets Current share buyback programme to be discontinued Commitment to progressive ordinary dividend policy maintained Continued capacity for attractive organic and M&A opportunities

Significant financial strength

Proforma financials – year ended December 2006

	Rio Tinto	Alcan	Rio Tinto plus Alcan[a]
Revenue	US$25.4bn	US$23.6bn	**US$49.0bn**
EBITDA[b]	US$12.6bn	US$3.9bn	**US$16.5bn**
Net debt	US$2.4bn	US$5.8bn	**US$ 46.3bn**
Net debt/ EBITDA	0.2x	1.5x	**2.8x**

(a) Net debt includes new debt of US$ 38.1 billion raised for acquisition
(b) Excludes synergies
Note: Rio Tinto 2006 EBITDA includes Rio Tinto's share of equity accounted units. Rio Tinto 2006 audited IFRS financials from 2006 annual report. Alcan 2006 audited US GAAP financials from 2006 10K. Rio Tinto has not assessed the potential impact of adjusting accounting policies of Alcan to those of Rio Tinto.

Source: Rio Tinto and Alcan 2006 full year financials

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 A value enhancing deal Fits with our strategy of investing in high quality, low cost, long life assets Both earnings accretive and cashflow positive in first year of consolidation Value enhancing to Rio Tinto shareholders as measured by net present value Transforms Rio Tinto into an aluminium industry leader

Paul Skinner Chairman

Rio Tinto history in Canada / Québec Iron Ore Company of Canada Québec Iron and Titanium Diavik Diamond Mines Inc Established 1954 Established 1950 Established 2003 Canadian assets: generated US$2.3 billion of revenues paid taxes of US$409 million employed 4,286 people (a) Québec assets: of which US$794 million from QIT of which US$67 million paid in Québec of whom 2,423 employed in Québec In 2006 Rio Tinto’s: (a) Employee figures are an estimate including Rio Tinto’s share of employees in equity accounted units Source: Company 2006 year end financial consolidation database. Stated revenue figures are based on gross revenues. Taxes paid are based on cash tax paid including corporate tax, payroll tax and net output VAT

Regional Rio Tinto Shared Services Hub established in Montréal 3 members of Alcan Board to join Rio Tinto board Substantial commitments regarding Canadian operating employment C$200m endowment to Rio Tinto Alcan Foundation over 5 years Strong commitment to Québec and Canada Global Aluminium Product Group headquartered in Montreal Global Aluminium Product Group headquartered in Montréal Pro forma combined 2006 sales of US$14bn Pro forma combined 2006 EBITDA of US$4.2bn Pro forma combined employees of nearly 25,000 Alcan CEO to become Head of combined Aluminium Product Group Research & Development Headquarters of enlarged aluminium smelting technology R&D group in Québec Commitment to Alcan’s existing smelter technology development Transfer of Rio Tinto’s smelter technology unit to Montréal Building on Rio Tinto’s long presence in Canada Note: Rio Tinto based on IFRS. Alcan based on US GAAP. Rio Tinto has not assessed the potential impact of adjusting accounting policies of Alcan to those of Rio Tinto.

Strengthening Rio Tinto’s position in Australia Australia gains a key role in a global Aluminium leader Bauxite and alumina assets managed globally from Brisbane Positions Rio Tinto better to develop Australian projects Brings Alcan’s Australian-based assets into Australian ownership through the DLC structure Australian smelting assets benefit from global scale and resources

Growth in operations in France First Rio Tinto operations in France in 1960s Increased presence in 1988 through Talc de Luzenac Minerals research and development facility in Toulouse Recognition of long French history and expertise in aluminium sector Committed to building upon this innovation

A compelling deal Creating a global leader in Aluminium Compelling cash offer to Alcan shareholders Excellent fit with Rio Tinto’s strategy and value focus Strong commitment to Canada and Québec Synergistic combination of assets in Australia

Recommended cash offer for Alcan by Rio Tinto Creating a global leader in Aluminium 12 July 2007

Appendix one An attractive heartland Pro forma 2006 assets by geography Note: Rio Tinto based on IFRS. Alcan based on US GAAP. Rio Tinto has not assessed the potential impact of adjusting accounting policies of Alcan to those of Rio Tinto and has not adjusted for fair value. (a) Rio Tinto based on PP&E, intangible assets and goodwill at 31 Dec 2006, as provided by Rio Tinto (b) Alcan assets based on Gross PP&E as of 31 Dec 2006 as provided by Alcan. Alcan packaging and engineered products divisions represent 14% of total assets shown and are broken down: 59% Europe, 26% USA, 4% Canada, 10% other (c) Other includes South America, Africa, Asia and other Pacific, and all other Rio Tinto plus Alcan(b) Rio Tinto(a) US$44.1bn US$23.4bn USA 23% Canada 13% Other(c) 6% Australia / NZ 58% USA 16% Canada 26% Other (c) 4% Europe 14% Australia / NZ 40%

Appendix two Rio Tinto has a long and significant presence in Canada and Québec IOC Revenues QIT Diavik Capital expenditure Employees In 2006, Rio Tinto’s Canadian assets generated: • US$2.3bn of revenues • US$370m of capex spent • 4,286 employees Rio Tinto Group companies 2006 (US$m) Total Canada 9% % of total Rio Tinto 9% % of total Rio Tinto 12% % of total Rio Tinto Since 1954 Since 1950 Since 2003 Other(a) Note: Source: 2006 year end financial consolidation database. Stated revenue figures are based on gross revenues. Employee figures including Rio Tinto’s share of employees in equity accounted units. (a) Estimate: includes exploration, Rio Tinto Canada 1,886 1,887 430 83 4,286 151 113 105 1 370 1,051 794 460 22 2,327

Appendix three
Creating a new aluminium global leader

2006 (US$bn)	Rio Tinto Aluminium [a]	Alcan Upstream[b]	Rio Tinto Aluminium & Alcan Upstream[c]	Pro forma Rio Tinto Alcan[c]
Assets	US$3.6	US$14.4	US$18.0	US$24.3
Sales	US$3.5	US$10.5	US$14.0	US$27.1
EBITDA	US$1.4	US$2.8	US$4.2	US$5.3
margin %	*39%*	*27%*	*30%*	*19%*
Employees	4,347	20,700	25,047	71,047
Production[d] (mtpa)				
Aluminium	0.8	3.4	4.3	4.3
Alumina	3.2	5.5	8.7	8.7

(a) Rio Tinto 2006 financials include Rio Tinto's share of equity accounted units. Rio Tinto 2006 audited IFRS financials from 2006 annual report
(b) Alcan 2006 audited US GAAP financials from 2006 10-K. Alcan upstream financials based on consolidated Alcan financials less Alcan Packaging and Engineered Products financials from supplemental information forms. Business Group Profit has been used as a proxy for Alcan Engineered Products and Packaging EBITDA. Alcan assets based on gross PPE as of 31 December 2006 as provided by Alcan
(c) Rio Tinto has not assessed the potential impact of adjusting accounting policies of Alcan (US GAAP) to those of Rio Tinto (IFRS), and has not adjusted for fair value
(d) Rio Tinto 2006 production information from 2006 annual report. Alcan 2006 production information from 2006 annual report
Source: Company information

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